Exhibit 99.1

      NEW FRONTIER MEDIA REPORTS THIRD QUARTER EARNINGS PER SHARE OF $0.14

    BOULDER, Colo., Feb. 6 /PRNewswire-FirstCall/ --
New Frontier Media, Inc. (Nasdaq: NOOF), a worldwide producer and distributor of general and adult-themed motion picture entertainment, today reported earnings per fully diluted share of $0.14 for the quarter ended December 31, 2006, representing a 17% increase over earnings per fully diluted share of $0.12 for the quarter ended December 31, 2005. The Company reported a 44% increase in quarterly revenue to $16.6 million from $11.5 million for the same quarter a year ago. Net income for the current year quarter was $3.4 million compared to $2.9 million for the same quarter a year ago, representing an increase of 17%.

    Post-tax free cash flow, which going forward will be the basis for the computation of the Company's recently announced semi-annual dividend program, was $3.5 million for the quarter ended December 31, 2006. The first dividend under this program, based upon 60% of post-tax free cash flow, will be payable after the Company's quarter ended September 30, 2007.

    "This quarter's results were driven largely by the strong performance of our newly acquired content production group, MRG Entertainment. MRG delivered an unexpectedly large quantity of titles this quarter, some of which were delivered earlier than originally forecast," stated Michael Weiner, Chief Executive Officer of New Frontier Media, Inc.

    "Our core adult services are performing well. On the largest VOD platform in the country we are observing material retail market share advantages versus our competition. We have worked hard to improve our services this year and we believe we are now seeing the results of those efforts. We look forward to the payment of our special $0.60 per share dividend on February 14," Mr. Weiner continued.

    Pay TV

    The Company's Pay TV Group reported revenue of $11.2 million for the quarter ended December 31, 2006, as compared to $10.9 million for the quarter ended December 31, 2005, which represents an increase of 3%. Of this increase, revenue from the Pay TV Group's pay-per-view ("PPV") services increased 11% to $6.9 million for the quarter ended December 31, 2006 from $6.2 million for the quarter ended December 31, 2005. Revenue from the Pay TV Group's video-on-demand ("VOD") service provided both to the cable and hotel markets, decreased 5% to $3.8 million for the quarter ended December 31, 2006, from $4.0 million for the quarter ended December 31, 2005. Revenue from the Pay TV Group's C-Band service decreased 29% to $0.5 million for the quarter ended December 31, 2006, from $0.7 million for the quarter ended December 31, 2005.

    The Pay TV Group's PPV revenue increased primarily due to the launch of two of its PPV services on the largest DBS platform in the United States. This increase in revenue was mitigated by the finalization of a new contract with our largest customer during the current quarter which adjusted our historical revenue splits.

    The decrease in the Pay TV Group's VOD revenue year-over-year for the quarter is related to the sale of a smaller MSO's systems to larger multi-channel operators which resulted in a lower license fee on our VOD content from those systems. This decrease in revenue was partially offset by increases in revenue from the largest cable MSO in the United States and new launches of our VOD content to other top ten cable MSOs.

    Operating income generated by the Pay TV Group was $5.9 million for the quarter ended December 31, 2006, as compared to operating income of $5.6 million for the quarter ended December 31, 2005, representing an increase of 5%. Gross margin for the Pay TV Group increased to 76% for the quarter ended December 31, 2006 from 72% for the quarter ended December 31, 2005. Operating expenses increased 18% to $2.6 million for the quarter ended December 31, 2006 from $2.2 million for the quarter ended December 31, 2005.

    Internet Group

    The Company's Internet Group reported revenue of $0.6 million for the quarter ended December 31, 2006 as compared to $0.7 million for the quarter ended December 31, 2005, which represents a decrease of 14%. Operating income for the Internet Group was breakeven, prior to a write-down taken for the impairment of licensed content in the amount of $0.4 million, for the quarter ended December 31, 2006 as compared to $0.1 million for the quarter ended December 31, 2005. The Company will be focusing additional resources on website redesign and marketing efforts in order to reinvigorate its web business, which currently accounts for the majority of revenue and profitability within the Internet Group.

    During the current year quarter, the Company recognized an impairment loss of $0.4 million associated with the Internet Group's licensed content. The Company has undertaken an ongoing project to assess all of its content under license for use across all of its delivery platforms. As part of this continuing effort, this particular content was identified as content that did not meet the Company's stringent quality requirements for use within the Internet Group's products. Accordingly, the Company recognized an impairment loss for the remaining unamortized cost basis of the content. The Company does not anticipate any further write-offs related to its licensed content.

    Film Production Group

    The Film Production Group reported revenue of $4.8 million, cost of sales of $1.8 million and operating income of $1.8 million for the quarter ended December 31, 2006. Operating income for the quarter was positively impacted by higher third quarter revenues, increasing margins on owned content as the Film Production Group begins to monetize newly produced movies and events, and flat consecutive quarter operating costs. The Film Production Group expects that its third quarter revenues will typically trend higher than other fiscal year quarters as it generally delivers a larger number of titles to its customers during this quarter.

    Corporate Administration Expenses

    Corporate administration expenses increased 47% to $2.2 million for the quarter ended December 31, 2006 from $1.5 million for the quarter ended December 31, 2005. The increase in year-over-year quarterly corporate administration expenses is primarily related to an increase in stock compensation expense due to the Company's adoption during the current fiscal year of the new accounting pronouncement requiring the expensing of the fair value of stock options over the vesting period, and the addition of an executive vice president to the executive team in January 2006.

    Future Outlook

    The Company is updating its fiscal 2007 guidance as follows:

    Revenue guidance is updated to $62 - $63 million from $60 - $62 million

    Net income guidance is updated to $12.0 - $13.0 million from $10.0 - $11.4 million

    EPS guidance is updated to $0.50 - $0.53 per share from $0.42 - $0.47 per share

    Pre-tax free cash flow guidance is updated to $22.8 - $23.8 million from $22.0 - $24.0 million

    Conference Call Information

    New Frontier Media, Inc. will be conducting its conference call and web cast to discuss earnings today at 11 a.m. Eastern Time. The participant phone number for the conference call is (800)-257-2101. To participate in the web cast please log on to www.noof.com and click on "Investor Relations" and then "Webcasts & Events". A replay of the conference call will be available for seven days after 2 p.m. Eastern Time on February 6, 2007 at (800)-405-2236, access code 11083200#. The replay will also be archived for twelve months on the Corporate web site at www.noof.com. This press release can be found on the Company's corporate web site, www.noof.com, under "Investor Relations/News Releases".

    This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates", or variations of such words are intended to identify such forward-looking statements. All statements in this release regarding the Company's expectations of paying a semi-annual dividend after the quarter ended September 30, 2007, payment of a special $0.60 per share dividend on February 14, its expectations of no further write-offs related to its licensed content, its updated fiscal 2007 guidance to revenue of $62 -$63 million, net income of $12.2 - $13.0 million, EPS of $0.50 - $0.53 per share, and pre-tax free cash flow of $23 - $23.8 million, and the outcome of any contingencies are forward-looking statements. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. All forward-looking statements made in this press release are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. Please refer to the Company's Form 10-K and other filings with the SEC for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports. Copies of these filings are available through the SEC's electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov.

    ABOUT NEW FRONTIER MEDIA, INC.

    New Frontier Media, Inc. is a worldwide producer and distributor of adult-themed and general motion picture entertainment. Under the "The Erotic Networks" trademark, the Company delivers seven, full-time adult-themed pay-per-view networks to cable and satellite operators across the United States. Additionally, the Company is a leading provider of adult-themed Video-on-Demand content to cable and satellite platforms, as well as to the hospitality industry. These services reach over 135 million network homes.

    New Frontier Media's MRG Entertainment unit produces original, adult-themed content and series that are distributed on premium movie channels in the United States and around the world. MRG Entertainment also develops and produces original, adult-themed event programming that is widely distributed on satellite and cable platforms in the United States. Additionally, MRG Entertainment manages a sales operation, which matches independent, mainstream film producers with film distributors around the world.

    New Frontier Media owns and operates a digital broadcast infrastructure in Colorado, which serves content to broadcast, IP and wireless networks around the world.

    For more information about New Frontier Media, Inc. contact Karyn Miller, Chief Financial Officer, at (303) 444-0900, extension 102, and please visit our web site at www.noof.com.

Consolidated Operating Results
(in '000's except per share amounts)

                                              (Unaudited)                     (Unaudited)
                                             Quarter Ended                 Nine Months Ended
                                              December 31,                    December 31,
                                      ----------------------------    ----------------------------
                                          2006            2005            2006            2005
                                      ------------    ------------    ------------    ------------
Net Sales                             $     16,569    $     11,524    $     49,063    $     33,912

Cost of Sales                               (4,744)         (3,324)        (15,268)        (10,440)

Gross Margin                                11,825           8,200          33,795          23,472

Operating Expenses                          (6,741)         (3,952)        (17,581)        (11,657)

Operating Income                             5,084           4,248          16,214          11,815

Other Income                                   376             373             876             869

Income Before Provision for
 Income Taxes                                5,460           4,621          17,090          12,684

Provision For Income Taxes                  (2,076)         (1,743)         (6,503)         (4,702)

Net Income                            $      3,384    $      2,878    $     10,587    $      7,982

Basic Income Per Share                $       0.14    $       0.13    $       0.44    $       0.35

Diluted Income Per Share              $       0.14    $       0.12    $       0.44    $       0.34

Dividends declared by
 common share                         $       0.60    $         --    $       0.60    $         --

Average outstanding shares
 of common stock                            23,769          22,863          23,811          22,738

Common stock and common
 stock equivalents                          24,279          23,258          24,285          23,196

EBITDA and Adjusted EBITDA

                                              (Unaudited)                     (Unaudited)
                                             Quarter Ended                 Nine Months Ended
                                              December 31,                    December 31,
                                      ----------------------------    ----------------------------
                                          2006            2005            2006            2005
                                      ------------    ------------    ------------    ------------
Net Income                            $      3,384    $      2,878    $     10,587    $      7,982

Adjustments:
         Depreciation/
          Amortization(1)                      519             352           1,470             998
         Interest Expense                       28               9              85              38
         Interest Income                      (388)           (369)           (948)           (893)
         Income Taxes                        2,076           1,743           6,503           4,702

EBITDA                                       5,619           4,613          17,697          12,827

         Content Amortization                2,359           1,002           7,980           3,080
         Cash Investments
          in Content                        (1,502)           (849)         (5,467)         (2,446)
         Capital Expenditures                 (288)           (375)           (874)           (598)
         Stock Based Compensation              278               0             706               0

Adjusted EBITDA                       $      6,466    $      4,391    $     20,042    $     12,863

(1) Amortization excludes amortization of content

The Condensed Statement of Operations should be read in conjunction with the Company's Form 10Q, 10-K and other filings with the Securities and Exchange Commission.

To obtain a copy please contact New Frontier Media, Inc.

Consolidated Balance Sheets

                                              (Unaudited)     (Audited)
                                               (in 000s)      (in 000s)
                                              December 31,    March 31,
                                                  2006           2006
                                              ------------   ------------
CURRENT ASSETS:
        Cash and Cash Equivalents             $     21,445   $     12,611
        Restricted Cash                              1,699          2,646
        Marketable Securities                       14,410          8,730
        Accounts Receivable, net                    14,324         12,395
        Deferred Tax Asset                             466            444
        Other                                        1,447            871
                TOTAL CURRENT ASSETS                53,791         37,697

EQUIPMENT AND FURNITURE, net                         4,017          4,082

OTHER ASSETS:
        Prepaid Distribution Rights, net             9,067          8,877
        Marketable Securities                        1,013          1,936
        Recoupable Costs and Producer
         Advances                                    1,279          1,203
        Film Costs, net                              7,274         10,412
        Goodwill                                    18,503         16,744
        Other Identifiable Intangible
         Assets, net                                 2,962          4,687
        Other                                          929          1,127

                TOTAL OTHER ASSETS                  41,027         44,986

TOTAL ASSETS                                  $     98,835   $     86,765

CURRENT LIABILITIES:
        Accounts Payable                      $      2,347   $      2,151
        Cash Dividend Payable                       14,559              0
        Taxes Payable                                1,006            677
        Producers Payable                            1,152            546
        Deferred Revenue                             1,012            754
        Due to Related Party                             0            250
        Accrued Compensation                         2,463          1,857
        Accrued Transport Fees                         645            645
        Accrued Liabilities and Other                3,761          1,605
                TOTAL CURRENT LIABILITIES           26,945          8,485

LONG TERM LIABILITIES:
        Deferred Tax Liability                         509          1,268
        Due to Related Party                           723          1,000
        Taxes Payable                                1,509          1,359
        Other                                          771          3,408
                TOTAL LONG-TERM LIABILITIES          3,512          7,035
                          TOTAL LIABILITIES         30,457         15,520

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
        Common Stock                                     2              2
        Additional Paid-in Capital                  62,552         61,488
        Retained Earnings                            5,857          9,829
        Accumulated Other
         Comprehensive Loss                            (33)           (74)
                TOTAL SHAREHOLDERS' EQUITY          68,378         71,245

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $     98,835   $     86,765

SOURCE  New Frontier Media, Inc.
    -0-                             02/06/2007
    /CONTACT: Karyn L. Miller, Chief Financial Officer of New Frontier Media, Inc., +1-303-444-0900, ext. 102, kmiller@noof.com/
    /Web site:  http://www.noof.com /
    (NOOF)